Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:

David Rubinger

Vice President, Communications

(404) 885-8555

david.rubinger@equifax.com

Equifax Elects Mark L. Feidler to Board of Directors

ATLANTA, March 1, 2007 - Equifax Inc. (NYSE: EFX) announced today that Mark L. Feidler has been elected to the Board of Directors to fill a vacancy and term expiring in 2009.  The election brings the number of Board members to 11.

Mr. Feidler, 50, is a founding partner in MSouth Equity Partners, a private equity firm based in Atlanta.  Previously, he was president and chief operating officer for BellSouth Corp., the principal telecommunications carrier in the Southeast, until its merger with AT&T in December of 2006.  He joined BellSouth in 1991 as director of strategic transactions and held positions of increasing responsibility until being named president and chief operating officer and elected to the Board of Directors effective July 1, 2005. Prior to his BellSouth career, Mr. Feidler was a principal in the investment banking firm The Breckenridge Group.  From 1986 to 1990, he worked in the corporate finance department of The Robinson-Humphrey Company, and from 1981 to 1986 he practiced corporate law at the Atlanta law firm of King & Spalding.

Mr. Feidler received his bachelor’s degree in economics from Duke University and his law degree from Vanderbilt University Law School.  He also serves on the board of New York Life Insurance Company.

“Mark Feidler brings unique talent and experience to the Equifax Board of Directors,” said Richard F. Smith, Equifax chairman and CEO.  “His outstanding career as a strategist and business leader will serve our company very well as we continue to grow.”

Adds Feidler: “Equifax is an industry leader with a long-standing history of innovation and growth. I look forward to joining the Equifax board and contributing to the direction of the company.”

About Equifax  (www.equifax.com)

Equifax is a global leader in information technology that enables and secures global commerce with consumers and businesses. The company is one of the largest sources of consumer and commercial data. Utilizing its databases, advanced analytics and proprietary enabling technology, Equifax provide real-time answers for our customers. This innovative ability to transform information into intelligence is valued by customers across a wide range of industries and markets. Headquartered in Atlanta, Georgia, Equifax employs approximately 4,900 people in 14 countries throughout North America, Latin America and Europe. Equifax was founded 108 years ago, and today is a member of Standard & Poor’s (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange under the symbol EFX.

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